Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 Nos. 333-180016, 333-174568, 333-125492, 333-75308, 333-70170, 333-40156, 333-93379, 333-77029, 033-56868, 033-20155, 333-24909, 333-24899, 033-55082, 033-39777, 033-63226, 033-41580, 033-39776, 033-15156) of Cerner Corporation; and

(2) Registration Statement (Form S-4 Nos. 333-72024 and 333-40156) of Cerner Corporation;

of our report dated January 16, 2015, except as to Note 2, which is as of March 30, 2015, with respect to the combined financial statements of Siemens Healthcare Customer Solutions Health Service Business as of and for the year ended September 30, 2014 included in this Current Report on Form 8-K/A of Cerner Corporation, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
April 9, 2015